Exhibit 99.1

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483.2000 www.sjm.com

Contacts:	Angie Craig	Kathleen Janasz
	Investor Relations	Media Relations
	(651) 481-7789	(651) 415-7042

St. Jude Medical Reports Fourth Quarter and Full-Year 2006 Results

Announces $1 Billion Stock Repurchase Plan

St. Paul, Minn. – January 25, 2007 – St. Jude Medical, Inc. (NYSE:STJ) today reported sales and net earnings for the fourth quarter and full-year ended December 30, 2006. The company also announced that its Board of Directors has authorized a share repurchase program under which the company is authorized to repurchase up to $1 billion in St. Jude Medical common stock.

Fourth Quarter and Full-Year Results

The company reported net sales of $864 million in the fourth quarter of 2006, an increase of more than 9% compared to the $790 million reported in the fourth quarter of 2005. Favorable foreign currency translation comparisons increased fourth quarter sales by about $14 million.

Net sales in 2006 were $3.302 billion compared to $2.915 billion in 2005, an increase of 13%. Unfavorable foreign currency translation comparisons decreased full-year 2006 sales by about $7 million.

Reported net earnings for the fourth quarter of 2006 were $155 million, or $0.42 per diluted share, which includes a retroactive benefit of approximately $0.03 per share related to the recently approved research and development tax credit for the first nine months of 2006. This compares to reported net earnings for the fourth quarter of 2005 of $5 million, or $0.01 per diluted share.

Reported net earnings for 2006 were $548 million, or $1.47 per diluted share, which includes a $0.06 special charge related to the previously announced restructuring of the Cardiology and Cardiac Surgery Divisions to create one Cardiovascular Division effective January 1, 2007.

Commenting on the fourth quarter and full-year 2006 results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said: “Our fourth quarter results reflect the significant progress we are making within all of our growth platforms. Momentum is strong in our new growth platforms, particularly in Atrial Fibrillation and Neuromodulation, and the improvement we are seeing in the overall ICD market supports our optimism in a recovery for that market in 2007. St. Jude Medical’s people, products and customer relationships drove our growth in the fourth quarter, and we will continue to invest in these areas to support our sustained success moving forward.”

Cardiac Rhythm Management (CRM)

Total CRM sales were $535 million for the fourth quarter of 2006, a 4% increase compared to the fourth quarter of 2005. Total CRM product sales for the full-year 2006 were $2.056 billion, representing a 7% increase over 2005. In 2006, St. Jude Medical gained the No. 2 market share position in the CRM category of products, which includes implantable cardioverter defibrillator (ICD) and pacemaker products.

Fourth quarter ICD product sales were $289 million, a 3% increase over the comparable quarter of 2005. ICD product sales for the full-year 2006 were $1.1 billion, representing a 9% increase over 2005.

Fourth quarter pacemaker sales were $246 million, an increase of 6% from the comparable quarter of 2005. Total pacemaker sales for 2006 were $956 million, up 4% over 2005.

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $91 million, a more than 26% increase over the fourth quarter of 2005. Total AF sales for 2006 were $326 million, a 28% increase over 2005.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $50 million in the fourth quarter of 2006, up 16% from Advanced Neuromodulation Systems pro forma sales in the fourth quarter of 2005. Total neuromodulation product sales for 2006 were $179 million, up 17% over the pro forma sales of 2005.

Cardiovascular

As part of the Company’s efforts to optimize product development and overall operating efficiencies, St. Jude Medical announced in 2006 that it was combining its Cardiac Surgery and Cardiology Divisions to create a new Cardiovascular Division, effective January 1, 2007. Total sales of Cardiovascular products for the fourth quarter of 2006 were $188 million, a 4% increase over the fourth quarter of 2005. Total Cardiovascular product sales for 2006 were $741 million, up 4% over 2005.

Sales of vascular closure products in the fourth quarter of 2006 were $87 million, a 5% increase over the fourth quarter of 2005. Total vascular closure product sales for 2006 were $341 million, up 3% over 2005.

Total heart valve product sales for the fourth quarter of 2006 were $66 million, a 2% increase over the fourth quarter of 2005. Total heart valve product sales for 2006 were $271 million, up 7% over 2005.

First Quarter and Full-Year 2007 Earnings Guidance

During a conference call today, St. Jude Medical will provide sales and earnings guidance for the first quarter and the full-year 2007. The Company expects its consolidated earnings for the first quarter of 2007 to be in the range of $0.39 to $0.41 per diluted share. Consolidated earnings for full-year 2007 are expected to be in the range of $1.70 to $1.75.

Common Stock Repurchase Program

The Company also announced today that its Board of Directors has authorized the repurchase of up to $1 billion of St. Jude Medical common stock. The Company intends to repurchase the shares in the first half of 2007 through open market and privately negotiated transactions.

“The Board’s decision to adopt a new stock repurchase program reflects our continued commitment to enhancing shareholder value and our confidence in the significant upside that can be generated by St. Jude Medical’s multiple growth platforms,” said Daniel J. Starks, Chairman, President and Chief Executive Officer. “In addition to providing for a return of capital to shareholders, this capital allocation program has been carefully structured to ensure that we maintain the financial strength necessary to support the innovation that will fuel St. Jude Medical’s continued success. We believe the repurchase of our stock is a compelling investment opportunity and look forward to realizing the growth opportunities ahead.”

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, restructuring charges, litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. The Company’s non-GAAP adjusted net earnings also exclude stock-based compensation expense which the Company started recording under FAS 123R in the first quarter of 2006. St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis. The Company’s non-GAAP adjusted earnings per share include the effects of FAS 123R on the number of diluted shares used in calculating non-GAAP adjusted earnings per share.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s fourth quarter and full-year 2006 earnings call can be heard live today at 7:30 a.m. CT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1429275

(Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)

Annual Analyst Meeting

As a reminder, we have scheduled our annual analyst update meeting for Friday, Feb. 9, 2007, in New York City. Analysts must be registered in advance in order to gain entry into the meeting and can call Judy Moffitt at 651-481-7555 for more information. The meeting will take place from 7:30 a.m. to 3:30 p.m. ET, and the general public and media can listen to the meeting live on the St. Jude Medical website at www.sjm.com.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 11,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on March 16, 2006 (see Item 1A on pages 15-21) and in the Company’s Quarterly Reports on Form 10-Q filed on August 7, 2006 (see Item 1A on page 32) and November 7, 2006 (see pages 31-32). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended				Year Ended
	December 30, 2006		December 31, 2005		December 30, 2006		December 31, 2005
Net sales	$863,831		$789,936		$3,302,447		$2,915,280
Cost of sales:
Cost of sales before special charges	237,815		207,125		898,405		796,761
Special charges					15,108
Total cost of sales	237,815		207,125		913,513		796,761
Gross profit	626,016		582,811		2,388,934		2,118,519

Selling, general & administrative	319,376		268,704		1,195,030		968,888
Research & development	108,330		104,942		431,102		369,227
Purchased R&D			153,074				179,174
Special charges (credits)					19,719		(11,500)

Operating profit	198,310		56,091		743,083		612,730
Other income (expense)	(7,360)		1,636		(22,442)		8,674
Earnings before taxes	190,950		57,727		720,641		621,404
Income tax expense	36,340		52,856		172,390		227,914
Net earnings	$154,610		$4,871		$548,251		$393,490

Adjusted net earnings (Non-GAAP)	$154,105	(1)	$156,945	(2)	$619,634	(3)	$584,034	(4)

Diluted earnings per share	$0.42		$0.01		$1.47		$1.04
Adjusted diluted earnings per share (Non-GAAP)	$0.42	(1)	$0.41	(2)	$1.66	(3)	$1.54	(4)

Weighted average shares outstanding-diluted	365,988		382,974		372,830		379,106

(1) Adjusted fourth quarter 2006 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:

- $12,295, or $0.03 per share, related to stock based compensation
- $12,800 reduction in income tax expense, or $0.03 per share, related to the recently approved research and development tax credit for the first nine months of 2006.

(2) Adjusted fourth quarter 2005 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:

- $153,074 purchased R&D charges, or $0.40 per share, related to the acquisitions of Advanced Neuromodulation Systems, Inc. and Savacor, Inc.
- $1,000 reduction in income tax expense on the repatriation of $500 million under the American Jobs Creation Act of 2004.

(3) Adjusted 2006 net earnings and adjusted diluted net earnings per share exclude after tax charges of:
- $49,369 or $0.13 per share, related to stock based compensation
- $22,014, or $0.06 per share, related to restructuring plans

(4) Adjusted 2005 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:
- $6,200 contribution, or $0.02 per share, to the St. Jude Medical Foundation, recorded as a charge to SG&A expense
- $179,174 purchased R&D charges, or $0.47 per share, related to the acquisitions of Advanced Neuromodulation Systems, Inc., Savacor, Inc., Endocardial Solutions, Inc. and Velocimed, LLC
- $7,130 credit, or $0.02 per share, for the reversal of accrued Symmetry™ Bypass System legal costs, net of settlement costs
- $26,000 income tax expense, or $0.07 per share, on the repatriation of $500 million under the American Jobs Creation Act of 2004
- $13,700 reversal, or $0.04 per share, of previously recorded income tax expense due to the finalization of certain tax examinations

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 30, 2006	December 31, 2005
Cash & cash equivalents	$79,888	$534,568
Accounts receivable, net	882,098	793,929
Inventories	452,812	378,456
Other current assets	275,367	234,188
Property, plant & equipment, net	617,851	438,416
Goodwill	1,649,581	1,634,973
Other intangible assets, net	560,276	572,246
Other assets	271,921	258,064
Total assets	$4,789,794	$4,844,840

Current portion of long-term debt	$0	$876,000
Other current liabilities	676,207	658,382
Long-term debt	859,376	176,970
Deferred income taxes	163,336	157,443
Long-term other liabilities	121,888	93,000
Total equity	2,968,987	2,883,045
Total liabilities & equity	$4,789,794	$4,844,840